EXHIBIT 99.1

Republic Services, Inc. Reports
Second Quarter Results

●	Company Reports Second Quarter Earnings of $0.54 Per Share
●	Revenue Growth Includes Average Yield of 2.4 Percent and Volume Increases of 1.1 Percent
●	Company Raises Full Year 2015 Guidance
●	Company Announces a 7.1 Percent Increase in its Quarterly Dividend

PHOENIX (July 23, 2015) - Republic Services, Inc. (NYSE: RSG) today reported net income of $190.3 million, or $0.54 per diluted share, for the three months ended June 30, 2015, versus $179.0 million, or $0.50 per diluted share, for the comparable 2014 period. Adjusted diluted earnings per share for the 2014 period were $0.51 excluding certain charges.

For the six months ended June 30, 2015, net income was $362.7 million, or $1.03 per diluted share, versus $311.5 million, or $0.87 per diluted share, for the comparable 2014 period. On an adjusted basis, net income for the six months ended June 30, 2014, was $336.1 million, or $0.94 per diluted share.

“Our second quarter results reflect solid execution of our multi-year initiatives while capitalizing on favorable solid waste trends,” said Donald W. Slager, president and chief executive officer. “We are realizing the benefit of our focus on enhancing the customer experience, continually improving our service delivery and further differentiating our service offering.”

Second Quarter Financial and Operational Highlights:

Revenue growth from average yield was 2.4 percent and volumes increased 1.1 percent. This reflects our focus on achieving strong pricing levels while profitably growing our business.

Core price was 3.8 percent, which consisted of 4.8 percent in the open market and 1.9 percent in the restricted portion of our business.

We further advanced our fleet based initiatives designed to improve productivity and lower costs. Currently, 15 percent of our fleet operates on natural gas, 70 percent of our residential fleet is automated, and 70 percent of our fleet is certified under our standardized maintenance program.

Adjusted EBITDA margin was consistent with the prior year period at 28.3 percent of revenue. The positive contribution from lower fuel costs and expansion in our solid waste business was offset by continued headwinds in our recycling business.

Year-to-date adjusted EBITDA margin was 28.6 percent of revenue, an improvement of 60 basis points from the prior year period, primarily due to the positive impact of lower fuel costs.

Second quarter diluted EPS was $0.54 per share, which includes a 3-cent benefit from a lower than anticipated tax rate. These results were in-line with our expectations excluding the favorable tax rate.

Year-to-date adjusted free cash flow was approximately $410 million, and in-line with our expectations.

In the second quarter we returned $209 million to our shareholders through share repurchase and dividends. We returned approximately $400 million to shareholders on a year-to-date basis.

Slager added, “We continued to execute our long-term strategy designed to profitably grow revenue, generate consistent earnings and cash flow growth, deliver unmistakable value to our customers, and increase cash returns to shareholders. Given our solid results, we are updating our guidance to reflect our expected outperformance for the year.”

Updated Full Year 2015 Guidance

Republic now expects its full year diluted EPS to be in a range of $2.02 to $2.05, which is an increase from the original guidance of $1.98 to $2.04. Additionally, the Company expects full year adjusted free cash flow to be in a range of $720 million to $745 million. The original adjusted free cash flow guidance range was $710 million to $740 million.

Dividend

Republic continues to increase cash returns to shareholders, and announced today that its Board of Directors approved a 7.1 percent increase in the quarterly dividend. The quarterly dividend of $0.30 per share for shareholders of record on Oct. 1, 2015, will be paid on Oct. 15, 2015.

Presentation of Certain Non-GAAP Measures

Adjusted diluted earnings per share, adjusted net income, adjusted EBITDA, and adjusted free cash flow are described in the Reconciliation of Certain Non-GAAP Measures section of this document. Adjusted free cash flow guidance for 2015 is described in the 2015 Financial Guidance section of this document.

About Republic Services

Republic Services, Inc. (NYSE: RSG) is an industry leader in U.S. recycling and non-hazardous solid waste. Through its subsidiaries, Republic’s collection companies, recycling centers, transfer stations and landfills focus on providing effective solutions to make proper waste disposal effortless for their commercial, industrial, municipal, residential and oilfield customers. We’ll handle it from here.TM, the brand's tagline, lets customers know they can count on Republic to provide a superior experience while fostering a sustainable Blue PlanetTM for future generations to enjoy a cleaner, safer and healthier world.

For more information, visit the Republic Services website at RepublicServices.com. “Like” Republic on Facebook at www.facebook.com/RepublicServices and follow on Twitter @RepublicService.

For more information, contact:

Media Inquiries	Investor Inquiries

Darcie Brossart (480) 627-2700	Brian DelGhiaccio (480) 627-2741

media@RepublicServices.com	irelations@RepublicServices.com

###

SUPPLEMENTAL UNAUDITED FINANCIAL INFORMATION
AND OPERATING DATA

REPUBLIC SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$99.9	$75.2
Accounts receivable, less allowance for doubtful accounts of $50.2 and $38.9, respectively	969.4	930.4
Prepaid expenses and other current assets	151.7	263.4
Deferred tax assets	119.9	122.0
Total current assets	1,340.9	1,391.0
Restricted cash and marketable securities	110.6	115.6
Property and equipment, net	7,538.7	7,165.3
Goodwill	11,102.4	10,830.9
Other intangible assets, net	272.7	298.9
Other assets	301.3	292.3
Total assets	$20,666.6	$20,094.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$544.1	$527.3
Notes payable and current maturities of long-term debt	5.1	10.4
Deferred revenue	315.8	306.3
Accrued landfill and environmental costs, current portion	169.0	164.3
Accrued interest	70.8	67.0
Other accrued liabilities	683.4	750.7
Total current liabilities	1,788.2	1,826.0
Long-term debt, net of current maturities	7,547.5	7,050.8
Accrued landfill and environmental costs, net of current portion	1,694.4	1,677.5
Deferred income taxes and other long-term tax liabilities	1,138.5	1,149.0
Insurance reserves, net of current portion	280.2	298.0
Other long-term liabilities	453.1	344.9
Commitments and contingencies
Stockholders' equity:
Preferred stock, par value $0.01 per share; 50 shares authorized; none issued	—	—
Common stock, par value $0.01 per share; 750 shares authorized; 416.0 and 414.4 issued including shares held in treasury, respectively	4.1	4.1
Additional paid-in capital	6,927.1	6,876.9
Retained earnings	2,960.2	2,795.0
Treasury stock, at cost (66.7 and 61.7 shares, respectively)	(2,107.2)	(1,901.8)
Accumulated other comprehensive loss, net of tax	(21.7)	(28.9)
Total Republic Services, Inc. stockholders' equity	7,762.5	7,745.3
Noncontrolling interests	2.2	2.5
Total stockholders' equity	7,764.7	7,747.8
Total liabilities and stockholders' equity	$20,666.6	$20,094.0

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$2,311.4	$2,229.2	$4,480.8	$4,306.3
Expenses:
Cost of operations	1,420.4	1,376.9	2,724.7	2,701.6
Depreciation, amortization and depletion	245.9	230.3	479.3	443.4
Accretion	19.7	19.4	39.4	38.9
Selling, general and administrative	236.2	221.0	475.4	434.7
Negotiation and withdrawal costs - Central States Pension and Other Funds	—	1.5	—	1.5
Restructuring charges	—	1.8	—	1.8
Operating income	389.2	378.3	762.0	684.4
Interest expense	(91.5)	(86.9)	(180.2)	(173.8)
Loss on extinguishment of debt	—	(1.4)	—	(1.4)
Interest income	0.1	0.3	0.5	0.4
Other income, net	0.9	0.4	0.9	1.3
Income before income taxes	298.7	290.7	583.2	510.9
Provision for income taxes	108.4	111.7	220.3	199.3
Net income	190.3	179.0	362.9	311.6
Net income attributable to noncontrolling interests	—	—	(0.2)	(0.1)
Net income attributable to Republic Services, Inc.	$190.3	$179.0	$362.7	$311.5
Basic earnings per share attributable to Republic Services, Inc. stockholders:
Basic earnings per share	$0.54	$0.50	$1.03	$0.87
Weighted average common shares outstanding	350.7	356.2	352.0	358.0
Diluted earnings per share attributable to Republic Services, Inc. stockholders:
Diluted earnings per share	$0.54	$0.50	$1.03	$0.87
Weighted average common and common equivalent shares outstanding	352.0	357.6	353.4	359.3
Cash dividends per common share	$0.28	$0.26	$0.56	$0.52

REPUBLIC SERVICES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Six Months Ended June 30,
	2015	2014
Cash provided by operating activities:
Net income	$362.9	$311.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization, depletion and accretion	518.7	482.3
Non-cash interest expense	23.1	22.4
Restructuring related charges	—	1.8
Stock-based compensation	11.6	10.6
Deferred tax benefit	(12.7)	(26.2)
Provision for doubtful accounts, net of adjustments	11.1	8.4
Loss on extinguishment of debt	—	1.4
Gain on disposition of assets, net and asset impairments	(3.0)	(1.7)
Environmental adjustments	(1.3)	36.2
Excess income tax benefit from stock-based compensation activity and other non-cash items	(5.1)	(2.3)
Change in assets and liabilities, net of effects from business acquisitions and divestitures:
Accounts receivable	(14.4)	(48.8)
Prepaid expenses and other assets	11.0	(6.3)
Accounts payable	4.3	(4.1)
Restructuring expenditures	—	(0.8)
Capping, closure and post-closure expenditures	(26.2)	(20.9)
Remediation expenditures	(31.1)	(50.8)
Other liabilities	52.3	9.5
Cash provided by operating activities	901.2	722.3
Cash used in investing activities:
Purchases of property and equipment	(499.2)	(472.9)
Proceeds from sales of property and equipment	8.1	6.7
Cash used in business acquisitions, net of cash acquired	(512.6)	(46.3)
Change in restricted cash and marketable securities	6.2	(8.4)
Other	(0.7)	(1.7)
Cash used in investing activities	(998.2)	(522.6)
Cash used in financing activities:
Proceeds from notes payable and long-term debt	793.2	745.7
Proceeds from issuance of senior notes, net of discount	497.9	—
Payments of notes payable and long-term debt	(803.5)	(728.1)
Fees paid to issue senior notes and retire certain hedging relationships	(3.3)	(4.0)
Issuances of common stock	33.0	65.4
Excess income tax benefit from stock-based compensation activity	4.8	2.1
Purchases of common stock for treasury	(199.5)	(256.1)
Cash dividends paid	(197.2)	(186.6)
Distributions paid to noncontrolling interests	(0.5)	(0.4)
Other	(3.2)	(1.5)
Cash provided by (used in) financing activities	121.7	(363.5)
Increase (decrease) in cash and cash equivalents	24.7	(163.8)
Cash and cash equivalents at beginning of year	75.2	213.3
Cash and cash equivalents at end of period	$99.9	$49.5

You should read the following information in conjunction with our audited consolidated financial statements and notes thereto appearing in our Annual Report on Form 10-K as of and for the year ended December 31, 2014. All amounts below are in millions and as a percentage of our revenue, except per share data.
REVENUE
The following table reflects our total revenue by line of business for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Collection:
Residential	$565.8	24.5%	$549.5	24.7%	$1,117.5	24.9%	$1,087.4	25.3%
Commercial	699.1	30.2	677.2	30.4	1,393.9	31.1	1,341.4	31.1
Industrial	480.5	20.8	455.1	20.4	915.5	20.4	857.5	19.9
Other	9.6	0.4	9.4	0.4	18.6	0.4	18.4	0.4
Total collection	1,755.0	75.9	1,691.2	75.9	3,445.5	76.8	3,304.7	76.7
Transfer	291.4		276.0		542.5		513.9
Less: intercompany	(177.5)		(168.4)		(335.4)		(317.3)
Transfer, net	113.9	4.9	107.6	4.8	207.1	4.6	196.6	4.6
Landfill	531.4		518.1		987.8		955.3
Less: intercompany	(250.3)		(245.9)		(467.8)		(455.4)
Landfill, net	281.1	12.2	272.2	12.2	520.0	11.6	499.9	11.6
E&P waste services	27.0	1.2	9.7	0.4	50.7	1.2	18.8	0.4
Other:
Sale of recycled commodities	92.9	4.0	107.2	4.8	178.3	4.0	206.1	4.8
Other non-core	41.5	1.8	41.3	1.9	79.2	1.8	80.2	1.9
Total other	134.4	5.8	148.5	6.7	257.5	5.8	286.3	6.7
Total revenue	$2,311.4	100.0%	$2,229.2	100.0%	$4,480.8	100.0%	$4,306.3	100.0%

The following table reflects changes in components of our revenue, as a percentage of total revenue, for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Average yield	2.4%	1.4%	2.3%	1.3%
Fuel recovery fees	(1.5)	0.2	(1.1)	0.1
Total price	0.9	1.6	1.2	1.4
Volume	1.1	2.6	1.4	2.1
Recycled commodities	(1.0)	0.6	(1.0)	0.5
Total internal growth	1.0	4.8	1.6	4.0
Acquisitions / divestitures, net	2.7	0.6	2.5	0.6
Total	3.7%	5.4%	4.1%	4.6%

Core price	3.8%	3.1%	3.7%	3.1%

We measure changes in average yield and core price as a percentage of related-business revenue, defined as total revenue excluding recycled commodities and fuel recovery fees, to determine the effectiveness of our pricing strategies. Average yield as a percentage of related-business revenue was 2.7% and 2.5% for the three and six months ended June 30, 2015, respectively, and 1.5% and 1.4% for the same periods in 2014, respectively. Core price as a percentage of related-business revenue was 4.1% for each of the three and six months ended June 30, 2015, and 3.4% for each of the same periods in 2014.

COST OF OPERATIONS
The following table summarizes the major components of our cost of operations for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Labor and related benefits	$460.5	19.9%	$427.2	19.2%	$903.4	20.2%	$843.3	19.6%
Transfer and disposal costs	188.7	8.2	175.1	7.9	349.2	7.8	326.3	7.6
Maintenance and repairs	214.3	9.3	198.4	8.9	412.8	9.2	381.3	8.9
Transportation and subcontract costs	132.0	5.7	130.4	5.8	249.4	5.6	244.8	5.7
Fuel	101.1	4.4	134.4	6.0	194.1	4.3	263.7	6.1
Franchise fees and taxes	114.3	4.9	110.2	4.9	217.0	4.8	207.1	4.8
Landfill operating costs	42.0	1.8	38.4	1.7	74.9	1.7	73.7	1.7
Risk management	38.6	1.7	37.9	1.7	75.3	1.7	80.8	1.9
Cost of goods sold	42.5	1.8	45.4	2.0	81.6	1.8	87.8	2.0
Other	86.4	3.8	79.5	3.6	167.0	3.7	156.7	3.6
Subtotal	1,420.4	61.5	1,376.9	61.7	2,724.7	60.8	2,665.5	61.9
Bridgeton remediation	—	—	—	—	—	—	36.1	0.8
Total cost of operations	$1,420.4	61.5%	$1,376.9	61.7%	$2,724.7	60.8%	$2,701.6	62.7%
These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our cost of operations by cost component to that of other companies.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
The following table summarizes our selling, general and administrative expenses for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
Salaries	$154.0	6.7%	$139.8	6.3%	$308.3	6.9%	$281.5	6.5%
Provision for doubtful accounts	6.2	0.3	5.0	0.2	11.1	0.2	8.4	0.2
Other	76.0	3.2	76.2	3.4	156.0	3.5	144.8	3.4
Total selling, general and administrative expenses	$236.2	10.2%	$221.0	9.9%	$475.4	10.6%	$434.7	10.1%

These cost categories may change from time to time and may not be comparable to similarly titled categories used by other companies. As such, you should take care when comparing our selling, general and administrative expenses by cost component to those of other companies.

RECONCILIATION OF CERTAIN NON-GAAP MEASURES
EBITDA
The following table calculates EBITDA, which is not a measure determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP), for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income attributable to Republic Services, Inc.	$190.3	$179.0	$362.7	$311.5
Net income attributable to noncontrolling interests	—	—	0.2	0.1
Provision for income taxes	108.4	111.7	220.3	199.3
Other income, net	(0.9)	(0.4)	(0.9)	(1.3)
Interest income	(0.1)	(0.3)	(0.5)	(0.4)
Loss on extinguishment of debt	—	1.4	—	1.4
Interest expense	91.5	86.9	180.2	173.8
Depreciation, amortization and depletion	245.9	230.3	479.3	443.4
Accretion	19.7	19.4	39.4	38.9
EBITDA	$654.8	$628.0	$1,280.7	$1,166.7
We believe that presenting EBITDA is useful to investors because it provides important information concerning our operating performance exclusive of certain non-cash and other costs. EBITDA demonstrates our ability to execute our financial strategy, which includes reinvesting in existing capital assets to ensure a high level of customer service, investing in capital assets to facilitate growth in our customer base and services provided, maintaining our investment grade credit rating and minimizing debt, paying cash dividends and repurchasing our common stock, and maintaining and improving our market position through business optimization. This measure has limitations. Although depreciation, depletion, amortization and accretion are considered operating costs in accordance with U.S. GAAP, they represent the allocation of non-cash costs generally associated with long-lived assets acquired or constructed in prior years. Our definition of EBITDA may not be comparable to similarly titled measures presented by other companies.
Adjusted Earnings
Reported diluted earnings per share were $0.54 and $1.03 for the three and six months ended June 30, 2015, respectively, as compared to $0.50 and $0.87 for the same periods in 2014. During each of the three and six months ended June 30, 2014, we recorded a number of charges and other expenses that impacted our EBITDA, pre-tax income, net income attributable to Republic Services, Inc. (net income – Republic) and diluted earnings per share. During each of the three and six months ended June 30, 2015, we did not report adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic or adjusted diluted earnings per share because we had no adjustments.

	Three Months Ended June 30, 2014				Six Months Ended June 30, 2014
			Net	Diluted			Net	Diluted
		Pre-tax	Income -	Earnings		Pre-tax	Income -	Earnings
	EBITDA	Income	Republic	per Share	EBITDA	Income	Republic	per Share
As reported	$628.0	$290.7	$179.0	$0.50	$1,166.7	$510.9	$311.5	$0.87
Negotiation and withdrawal costs - Central States Pension and Other Funds(1)	1.5	1.5	0.9	0.00	1.5	1.5	0.9	0.00
Restructuring charges(1)	1.8	1.8	1.0	0.00	1.8	1.8	1.0	0.00
Loss on extinguishment of debt (1)	—	1.4	0.9	0.00	—	1.4	0.9	0.00
Bridgeton remediation	—	—	—	—	36.1	36.1	21.8	0.06
Total adjustments	3.3	4.7	2.8	0.01	39.4	40.8	24.6	0.07
As adjusted	$631.3	$295.4	$181.8	$0.51	$1,206.1	$551.7	$336.1	$0.94

(1) The aggregate impact of these items noted to adjusted diluted earnings per share totals to $0.01 for each of the three and six months ended June 30, 2014.
We believe that presenting adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share, which are not measures determined in accordance with U.S. GAAP, provides an understanding of operational activities before the financial impact of certain items. We use these measures, and believe investors will find them helpful, in understanding the ongoing performance of our operations separate from items that have a disproportionate impact on our results for a particular period. We have incurred comparable charges and costs in prior periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. In the case of the Bridgeton remediation charges, we are adjusting such amounts due to their significant effect on our operating results; however, in the ordinary course of our business, we often incur remediation charges that we do not adjust from our operating results. Our definitions of adjusted EBITDA, adjusted pre-tax income, adjusted net income – Republic, and adjusted diluted earnings per share may not be comparable to similarly titled measures presented by other companies.
Adjusted Free Cash Flow
The following table calculates our adjusted free cash flow, which is not a measure determined in accordance with U.S. GAAP, for the six months ended June 30, 2015 and 2014:

	Six Months Ended June 30,
	2015	2014
Cash provided by operating activities	$901.2	$722.3
Property and equipment received	(504.6)	(488.2)
Proceeds from sales of property and equipment	8.1	6.7
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	4.9	5.3
Restructuring payments, net of tax	—	0.5
Adjusted free cash flow	$409.6	$246.6
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain payments. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary payments because it excludes certain payments that are required or to which we have committed, such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
Purchases of property and equipment as reflected on our consolidated statements of cash flows and the adjusted free cash flow presented above represent amounts paid during the period for such expenditures. A reconciliation of property and equipment reflected on our consolidated statements of cash flows to property and equipment received during the period follows for the three and six months ended June 30, 2015 and 2014:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Purchases of property and equipment per the unaudited consolidated statements of cash flows	$229.6	$259.2	$499.2	$472.9
Adjustments for property and equipment received during the prior period but paid for in the following period, net	14.0	13.2	5.4	15.3
Property and equipment received during the period	$243.6	$272.4	$504.6	$488.2

The adjustments noted above do not affect our net change in cash and cash equivalents as reflected in our consolidated statements of cash flows.
ACCOUNTS RECEIVABLE
As of June 30, 2015 and December 31, 2014, accounts receivable were $969.4 million and $930.4 million, net of allowance for doubtful accounts and other of $50.2 million and $38.9 million, respectively, resulting in days sales outstanding, net of acquisitions, of 38 (or 25 net of deferred revenue).
CASH DIVIDENDS
In April 2015, we paid a cash dividend of $98.5 million to shareholders of record as of April 1, 2015. As of June 30, 2015, we recorded a quarterly dividend payable of $97.8 million to shareholders of record at the close of business on July 1, 2015, which was paid on July 15, 2015.
STOCK REPURCHASE PROGRAM
During the three months ended June 30, 2015, we repurchased 2.9 million shares of our stock for $113.3 million at a weighted average cost per share of $40.21. In addition, as of June 30, 2015, 0.2 million repurchased shares were pending settlement and $5.9 million were unpaid and included within other accrued liabilities.
As of June 30, 2015, we had 349.3 million shares of common stock issued and outstanding.

2015 FINANCIAL GUIDANCE
Adjusted Free Cash Flow
Our anticipated adjusted free cash flow for the year ending December 31, 2015, which is not a measure determined in accordance with U.S. GAAP, is calculated as follows:

(Anticipated) Year Ending December 31, 2015
Cash provided by operating activities	$ 1,595 - 1,620
Property and equipment received	(910)
Proceeds from sales of property and equipment	25
Cash paid related to negotiation and withdrawal costs - Central States Pension and Other Funds, net of tax	10
Adjusted free cash flow	$ 720 - 745
We believe that presenting adjusted free cash flow provides useful information regarding our recurring cash provided by operating activities after certain expenditures. It also demonstrates our ability to execute our financial strategy and is a key metric we use to determine compensation. The presentation of adjusted free cash flow has material limitations. Adjusted free cash flow does not represent our cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which we have committed such as debt service requirements and dividend payments. Our definition of adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains certain forward-looking information about us that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Words such as “guidance,” “expect,” “will,” “may,” “anticipate,” “plan,” “estimate,” “project,” “intend,” “should,” “can,” “likely,” “could,” “outlook” and similar expressions are intended to identify forward-looking statements. These statements include statements about our plans, strategies and prospects. Forward-looking statements are not guarantees of performance. These statements are based upon the current beliefs and expectations of our management and are subject to risk and uncertainties that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot assure you that the expectations will prove to be correct. Among the factors that could cause actual results to differ materially from the expectations expressed in the forward-looking statements are:

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general economic and market conditions, including inflation and changes in commodity pricing, fuel, interest rates, labor, risk, health insurance and other variable costs that generally are not within our control, and our exposure to credit and counterparty risk;

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whether our estimates and assumptions concerning our selected balance sheet accounts, income tax accounts, final capping, closure, post-closure and remediation costs, available airspace, and projected costs and expenses related to our landfills and property and equipment (including our estimates of the fair values of the assets and liabilities acquired in our acquisition of Allied Waste Industries, Inc.), and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate;

•	competition and demand for services in the solid waste industry;

•	price increases to our customers may not be adequate to offset the impact of increased costs, including labor, third-party disposal and fuel, and may cause us to lose volume;

•	our ability to manage growth and execute our growth strategy;

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our compliance with, and future changes in, environmental and flow control regulations and our ability to obtain approvals from regulatory agencies in connection with operating and expanding our landfills;

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the impact on us of our substantial indebtedness, including on our ability to obtain financing on acceptable terms to finance our operations and growth strategy and to operate within the limitations imposed by financing arrangements;

•	our ability to retain our investment grade ratings for our debt;

•	our dependence on key personnel;

•	our dependence on large, long-term collection, transfer and disposal contracts;

•	our business is capital intensive and may consume cash in excess of cash flow from operations;

•	any exposure to environmental liabilities or remediation requirements, to the extent not adequately covered by insurance, could result in substantial expenses;

•	risks associated with undisclosed liabilities of acquired businesses;

•	risks associated with pending and future legal proceedings, including litigation, audits or investigations brought by or before any governmental body;

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severe weather conditions, including those brought about by climate change, which could impair our financial results by causing increased costs, loss of revenue, reduced operational efficiency or disruptions to our operations;

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compliance with existing and future legal and regulatory requirements, including limitations or bans on disposal of certain types of wastes or on the transportation of waste, which could limit our ability to conduct or grow our business, increase our costs to operate or require additional capital expenditures;

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potential increases in our costs if we are required to provide additional funding to any multiemployer pension plan to which we contribute or if a withdrawal event occurs with respect to any multiemployer pension plan to which we contribute;

•	the negative impact on our operations of union organizing campaigns, work stoppages or labor shortages;

•	the negative effect that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills;

•	changes by the Financial Accounting Standards Board or other accounting regulatory bodies to generally accepted accounting principles or policies;

•	a cyber-security incident could negatively impact our business and our relationships with customers; and

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acts of war, riots or terrorism, including the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the United States.

The risks included here are not exhaustive. Refer to “Part I, Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 for further discussion regarding our exposure to risks. You should be aware that any forward-looking statement made by us in this press release, speaks only as of the date on which we make it. Additionally, new risk factors emerge from time to time and it is not possible for us to predict all such risk factors, or to assess the impact such risk factors might have on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements made in this press release. You should not place undue reliance on these forward-looking statements. Except to the extent required by applicable law or regulation, we undertake no obligation to update or publish revised forward-looking statements to reflect events or circumstances after the date of this press release, or to reflect the occurrence of unanticipated events.